CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Trust for Advised Portfolios and to the use of our report dated September 1, 2022 on the financial statements and financial highlights of Fulcrum Diversified Absolute Return Fund, a series of shares of beneficial interest in the Trust for Advised Portfolios. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

March 10, 2023